Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

IVERIC bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Other	19,259,019 (2)	$36.83 (3)	$709,309,669.77 (3)	$110.20 per $1,000,000	$78,165.93
Total Offering Amounts					$709,309,669.77		$78,165.93
Total Fee Offsets							—
Net Fee Due							$78,165.93

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Consists of (i) 9,000,000 shares of common stock issuable under the registrant’s 2023 Stock Incentive Plan (the “2023 Plan”) and (ii) 10,259,019 additional shares of common stock subject to awards granted under the registrant’s 2013 Stock Incentive Plan, as amended, or the registrant’s Amended and Restated 2007 Stock Incentive Plan, as amended, that were outstanding as of the date that the 2023 Plan was approved by the registrant’s stockholders and which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the registrant at their original issuance price pursuant to a contractual repurchase right.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq Global Select Market on May 16, 2023.